Exhibit 10.2
NORDSTROM
DEFERRED COMPENSATION PLAN
2024 Restatement
As Adopted on August 20, 2024

NORDSTROM
DEFERRED COMPENSATION PLAN
(2024 Restatement)
TABLE OF CONTENTS
ARTICLE I     1
1.1    Title    1
1.2    Purpose    1
1.3    Effective Date    1
ARTICLE II    1
2.1    Eligible Employee    1
2.2    Entry Date    1
2.3    When Participation Begins    2
2.4    Suspension of Participation    2
2.5    When Participation Ends    2
ARTICLE III    3
3.1    Deferral Elections    3
3.2    Amount of Deferral    4
3.3    Company Contribution Allocations    5
3.4    Deferral of Separation Payments Prohibited    8
3.5    Requirement for Deferral Agreement    8
3.6    Applicability of Deferral Agreement    8
ARTICLE IV    9
4.1    Account    9
4.2    Time of Crediting Accounts    9
4.3    Participant Deemed Investments    10
4.4    Investments by the Company    10
4.5    Limited Effect of Allocation    10
4.6    Report of Account    10
ARTICLE V    11
5.1    Ownership Rights in Account    11
5.2    Rights in Plan are Unfunded and Unsecured    11
5.3    No Transfer of Interest in Plan Allowed    11
5.4    Plan Binding Upon Parties    12
5.5    Application of Clawback Policy    12
ARTICLE VI    12
6.1    Separation Distributions    12
6.2    In-Service Distributions    13
6.3    Pre-Retirement Separation    14
6.4    Payment Commencement Date    15
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6.5    Delayed Payment Date    15
6.6    Changing the Time or Form of Distribution    15
6.7    Cash and Stock Distributions    16
6.8    Postponement of Non-Deductible Distributions    16
6.9    Acceleration of Payment    18
6.10    Post-Distribution Allocations    18
ARTICLE VII    18
7.1    Designation of Beneficiary    18
7.2    Married Participants    18
7.3    Deemed Beneficiary    18
7.4    Surviving Beneficiary    18
7.5    Distribution of Account Balance at Death    19
7.6    Determination of Beneficiary    19
7.7    Payments to Minor or Incapacitated Beneficiaries    19
ARTICLE VIII    19
8.1    Plan Administrator    19
8.2    Powers and Authority of the Plan Administrator    19
8.3    Delegation of Powers and Authority    19
8.4    Reliance on Opinions    20
8.5    Information    20
8.6    Indemnification    20
ARTICLE IX    20
9.1    Submission of Claim    20
9.2    Denial of Claim    20
9.3    Review of Denied Claim    20
9.4    Decision upon Review of Denied Claim    21
ARTICLE X    21
ARTICLE XI    21
11.1    No Employment Contract    21
11.2    Dispute Resolution    21
11.3    Employee Cooperation    22
11.4    Illegality and Invalidity    22
11.5    Required Notice    22
11.6    Interest of Participant’s Spouse    22
11.7    Tax Liabilities from Plan    22
11.8    Benefits Nonexclusive    22
11.9    Discharge of Company Obligation    22
11.10    Costs of Enforcement    23
11.11    Gender and Case    23
11.12    Titles and Headings    23
11.13    Applicable Law    23
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11.14    Additional Definitions    23
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ARTICLE I
TITLE, PURPOSE AND EFFECTIVE DATE
1.1Title. This plan shall be known as the Nordstrom Deferred Compensation Plan, and any reference in this instrument to the “Plan” or “DCP” shall include the plan as described herein and as amended from time to time.
1.2Purpose. The Plan is intended to constitute an unfunded plan maintained primarily for the purpose of providing an opportunity for deferred compensation for a select group of management or highly compensated employees, within the meaning of Section 201(2), 301(a)(3) and 401(a)(4) of the Employee Retirement Income Security Act of 1974 (“ERISA”), of Nordstrom, Inc., a Washington corporation, (the “Company”) and its United States subsidiaries and affiliates.
1.3Effective Date. The Plan was originally effective as of January 1, 1994. The Plan was previously amended to comply with Section 409A of the Code. Amounts deferred and vested prior to January 1, 2005 (and investment gains and losses attributable to such amounts) are governed by the 2003 Restatement and any amendments to the 2003 Restatement. Amounts initially deferred and vested after December 31, 2004 and before January 1, 2008 were subject to the provisions of the 2007 Restatement, except to the extent modified by transition rules separately documented by the Company. The Plan was also amended and restated with the 2014 Restatement, 2017 Restatement, 2019 Restatement and 2022 Restatement. This 2024 Restatement is effective August 20, 2024.
ARTICLE II
ELIGIBILITY
2.1Eligible Employee. An “Eligible Employee” means, for any Plan Year, any employee of the Company or a U.S. subsidiary or affiliate who is (a) expressly selected by the Plan Administrator, in its sole discretion, to participate in the Plan, and (b) a member of a select group of management or highly compensated employees, within the meaning of Section 201(2), 301(a)(3) and 401(a)(4) of ERISA. In lieu of expressly selecting Eligible Employees for Plan participation, the Plan Administrator may establish eligibility criteria (consistent with the requirements of this Section) providing for participation of all employees who satisfy such criteria. The Plan Administrator may at any time, in its sole discretion, change the eligibility criteria for Eligible Employees, or determine that one or more Participants will cease to be an Eligible Employee. Subject to the provisions of the Plan, all Eligible Employees will be eligible to defer compensation and receive benefits at the time and in the manner provided hereunder.
2.2Entry Date. An Eligible Employee shall be eligible to participate in the Plan as follows:

(a) Eligible Employees who are first hired during a Plan Year shall be eligible to participate in the Plan on March 1, June 1 or September 1 following the date he or she first becomes an Eligible Employee.
(b) All other Eligible Employees shall be eligible to participate in the Plan on January 1 of the year following the year in which he or she became an Eligible Employee.
2.3When Participation Begins. An Eligible Employee becomes a “Participant” in the Plan for the Plan Year when he or she elects to defer a portion of Eligible Compensation during the applicable Election Period pursuant to the terms of the Plan and Article III. The “Election Period” is either the Annual Election Period or, for newly hired and Eligible Employees, the Initial Election Period, determined as follows:
(a) Annual Election Period. “Annual Election Period” means the period designated each year during which Eligible Employees submit their elections to defer compensation. The Plan Administrator has discretion to establish the Annual Election Period and may establish different Annual Election Periods for different types of compensation, provided that annual elections must become irrevocable not later than the time specified under Code Section 409A. A Participant’s deferral election with respect to Base Compensation and Bonus Compensation at an Annual Election Period must become irrevocable not later than December 31 of the year preceding the year in which the Participant performs services generating the Base Compensation and the Bonus Compensation.
(b) Initial Election Period. The Initial Election Period for any employee who first becomes an employee and Eligible Employee during the Plan Year is the period of thirty (30) days that begins on his or her Entry Date under 2.2. An Eligible Employee’s election relates only to compensation paid for services to be performed subsequent to the election and applies only to Base Compensation. Deferral of Bonus Compensation can be elected only during an Annual Election Period.
2.4Suspension of Participation. If a Participant receives an unscheduled in-service distribution (with penalty) under the 2003 Restatement of this Plan, the Participant’s eligibility to defer under this Plan shall continue for the remainder of the Plan Year in which the unscheduled in-service distribution is received, but shall be suspended for the next two Plan Years.
2.5When Participation Ends. An individual remains a Participant as long as he or she has an Account balance that has not yet been entirely distributed. If, prior to a Participant’s Termination Date, a Participant has ceased to be a member of a select group of management or highly compensated employees of the Company within the meaning of Sections 201(2), 301(a)(3) and 401(a)(4) of ERISA, such Participant’s deferral elections shall continue for the remainder of the Plan Year to which the deferral elections relate. However, the Participant shall become ineligible to defer compensation under the Plan effective with the next Plan Year, and the Participant shall not re-establish eligibility to defer compensation until such time as he or she once again becomes a member of a select group of management or highly compensated employees and meets the other eligibility requirements set forth in the Plan. The Participant’s Account will be distributed at the time and in the form specified by the terms of the Plan and the Participant’s elections.

ARTICLE III
DEFERRAL OF COMPENSATION
3.1Deferral Elections. Upon becoming eligible to be a Participant under Section 2.2, and for any Plan Year thereafter (subject to Sections 2.4 and 2.5), an Eligible Employee who wishes to defer compensation under this Plan must properly execute a Deferral Agreement on or before the last day of the applicable Election Period.
(a)Deferral Agreement. As used in this Plan, the term “Deferral Agreement” means the form prescribed by the Plan Administrator, by which the Participant:
(1)indicates and agrees to defer a portion of the Participant’s Eligible Compensation for any Plan Year; and
(2)specifies the time and form of payment for amounts deferred for the Plan Year.
For this purpose, an Eligible Employee will be considered to have properly executed a Deferral Agreement when he or she has enrolled via an online system, or completed, signed and returned the appropriate form of Deferral Agreement to the Plan Administrator, each in a manner approved by the Plan Administrator.
(b)Eligible Compensation. For purposes of this Plan, the following items of a Participant’s remuneration shall be considered “Eligible Compensation”:
(1)Base Compensation. A Participant’s Base Compensation, which means a Participant’s base salary scheduled to be paid in the normal course through the Company’s regular payroll cycles (including amounts, if any, characterized by the Company as International Premium Pay). Deferrals to this Plan are calculated and deducted before any deferrals under the 401(k) Plan, the Company’s cafeteria plan under Code Section 125, and the Company’s transportation fringe benefits plan under Code Section 132(f).
(2)Bonus Compensation. A Participant’s Bonus Compensation paid under the Company’s broad-based and/or executive management bonus plan(s), whether paid in cash or stock and whether paid annually, semi-annually or on any other basis. A Participant’s Bonus Compensation shall not include any special or one-time bonuses, including, but not limited to, hiring bonuses or retention bonuses.

(3)    Performance Share Units. A Participant’s Performance Share Units as defined in and governed by the Company’s equity incentive plan.
(4)    Restricted Stock Units. A Participant’s Restricted Stock Units as defined in and governed by the Company’s equity incentive plan.
Performance Share Units and Restricted Stock Units granted on or after January 1, 2025 are not considered “Eligible Compensation” and may not be deferred. Therefore, all provisions of this Plan related to Performance Share Units and Restricted Stock Units only apply to deferrals of these units granted prior to January 1, 2025.
3.2Amount of Deferral. A Participant may, for any Plan Year, irrevocably elect to have the following amounts of Eligible Compensation deferred and credited to the Participant’s Account in accordance with the terms and conditions of the Plan:
(a)Base Compensation. All or a portion of the Participant’s Base Compensation expressed as a percentage of up to eighty percent (80%) of the Eligible Employee’s Base Compensation.
(b)Bonus Compensation. For Participants electing deferrals during an Annual Election Period under 2.3(a), all or a portion of the Participant’s Bonus Compensation that is attributable to services to be performed beginning in the Plan Year immediately following the Annual Election Period. Employees who become newly Eligible Employees and who elect to enroll during an Initial Election Period under 2.3(b) may not defer Bonus Compensation payable for the Plan Year during which their enrollment occurs.
(c)Performance Share Units. All or a portion of a Participant’s unvested Performance Share Units awarded by the Company, provided that:
(1)The Company makes a deferral opportunity available by including deferral provisions within the “Performance Share Unit Agreement” underlying the award of Performance Share Units;
(2)The Performance Share Units are scheduled to vest based on the Participant’s achievement of individual or organizational performance criteria that are established within the first 90 days of a performance cycle that will last at least 12 months;
(3)The deferral election is made at a time when at least six (6) months remain in the performance cycle;
(4)The Participant provides services continuously for the period from the first day of the performance cycle (or if later, the date the performance criteria are established) through the date that the deferral election is made; and

(5)The deferral election is made before the amount of the Performance Share Units that will vest is readily ascertainable.
(d)Restricted Stock Units. All or a portion of a Participant’s unvested Restricted Stock Units awarded by the Company, provided that:
(1)With respect to an award of Restricted Stock Units that is scheduled to vest based on the Participant’s achievement of individual or organizational performance criteria:
(A)The Company makes a deferral opportunity available by including deferral provisions within the “Restricted Stock Unit Agreement” underlying the award of Restricted Stock Units;
(B)The applicable individual or organizational performance criteria are established within the first 90 days of a performance cycle that will last at least 12 months;
(C)The deferral election is made at a time when at least six (6) months remain in the applicable award’s performance cycle;
(D)The Participant provides services continuously for the period from the first day of the performance cycle (or if later, the date the performance criteria are established) through the date that the deferral election is made; and
(E)The deferral election is made before the amount of the Restricted Stock Units that will vest under the applicable award is readily ascertainable.
(2)With respect to an award of Restricted Stock Units that are scheduled to vest based solely on the lapse of time:
(A)The Company makes a deferral opportunity available by including deferral provisions within the “Restricted Stock Unit Agreement” underlying the award of Restricted Stock Units; and
(B)The deferral election must be made by the end of the Plan Year immediately preceding the Plan Year in which the award of Restricted Stock Units is initially granted.
3.3Company Contribution Allocations. The following Company contributions are permitted under the Plan:
(a)Make-up Contribution. Each Plan Year, the Company shall allocate to each Participant’s Account an amount, if any, equal to such Participant’s lost share of matching contributions under the 401(k) Plan (“Make-Up Contribution”). For purposes of this allocation, a Participant’s “lost share” of matching contributions is the amount of contributions not allocated to Participant’s 401(k) Plan account because of the reduction in the Participant’s compensation (as defined under the Participant’s 401(k) Plan) by reason of deferrals under this Plan.
The time and form of payment of Make-up Contributions shall be determined by the Participant’s elections with respect to time and form applicable for the Plan Year preceding the Plan Year in which the Make-up Contribution is credited to the Participant’s Account. For example, the time and form of payment of Make-up Contributions credited in early 2025 with respect to Participant’s compensation deferred in the 2024 Plan Year shall be determined by the Participant’s elections with respect to time and form applicable for the 2024 Plan Year. If no such election exists, then the time and form of payment of the Participant’s Make-up Contribution for such Plan Year shall be as a single lump sum payment made at Participant’s Separation.
Make-up Contributions for a Plan Year are calculated based on the Participant’s annualized 401(k) Plan matching contribution rate for such Plan Year.
Example: Assume that for the 2024 Plan Year, Participant A participates in the Nordstrom 401(k) Plan and contributes 7% of their eligible compensation to the 401(k) Plan and $30,000 to the DCP. Participant A’s 401(k) eligible compensation would have been $200,000 but it is reduced by the amount deferred to the DCP making it $170,000. Had Participant A not elected to defer $30,000 to the DCP, his aggregate 401(k) contributions would have been $14,000 (7% of $200,000) and his 401(k) company match would have been $8,000* (4% of $200,000). However, since the DCP deferral reduces his 401(k) Plan eligible compensation to $170,000, his actual employee contribution to the 401(k) Plan was $11,900 (7% of $170,000) and his 401(k) Plan company match was $6,800 (4% of $170,000). Consequently, Participant A is entitled to a DCP make-up contribution of $1,200 ($8,000 - $6,800).
*Example assumes a 401(k) deferral rate of 7% was in effect for each pay period during the year.
All Make-up Contributions shall become immediately one-hundred percent (100%) vested.
For the avoidance of doubt, to receive a Make-up Contribution with respect to a given Plan Year, the Participant must have made a deferral under this Plan for such Plan Year.
(b)Company Discretionary Contributions. In addition to any Company contributions made in accordance with 3.3(a), the Plan Administrator may, in its sole discretion, make discretionary contributions to the Accounts of one or more Participants at such times, in such amounts, and vested in such manner, as the Plan Administrator may determine. Such discretionary contributions shall be credited to the applicable Participant’s Deemed Investment Sub-Account. The Plan Administrator must designate the time and form of distribution at the time that the discretionary contributions are allocated to the Participant’s Account.
(c)Restoration Contributions. The Company shall allocate to certain Participants’ Accounts a Restoration Contribution, which shall be based on each Participant’s Excess Compensation (defined below).
A Participant’s “Excess Compensation” for Restoration Contribution allocation purposes means the excess of a Participant’s Unlimited 401(k) Plan Compensation (defined below) over the Participant’s actual 401(k) Plan Compensation for that Plan Year. Moreover, “Excess Compensation” shall exclude performance-based or other incentive compensation received by a Participant that both: (i) relates to the economic performance of an entity other than Company; and (ii) was adopted as part of, in recognition of, or in concert with, the merger, acquisition or change in control of such entity.
A Participant’s “Unlimited 401(k) Plan Compensation” for Restoration Contribution allocation purposes means Participant’s 401(k) Plan Compensation for a Plan Year determined without regard to the 401(a)(17) Limit (defined below) plus the amount deferred by Participant into this Plan during that Plan Year. The 401(a)(17) Limit for a Plan Year means the compensation limitation under Code section 401(a)(17) in effect for such Plan Year. For the Plan Year beginning January 1, 2024, the 401(a)(17) Limit is $345,000 and is thereafter indexed for inflation.
Example 1: Assume that for the 2024 Plan Year, Participant A is also a participant in the Nordstrom 401(k) Plan. During the 2024 Plan Year, Participant A’s 401(k) Plan Compensation was $345,000 and Participant A deferred $20,000 into this Plan. The 401(a)(17) Limitation in effect for the 2024 Plan Year was $345,000. Participant A’s 2024 401(k) Plan eligible compensation determined without regard to the 401(a)(17) Limit was $375,000. Consequently, Participant A’s Unlimited 401(k) Plan Compensation for the 2024 Plan Year was $395,000 ($375,000 plus $20,000). Participant A’s Excess Compensation was $50,000 ($395,000 less Participant’s $345,000 401(k) Plan Compensation).
The Restoration Contribution allocable with respect to a Participant’s Excess Compensation shall be the lesser of:
(1)the maximum matching contribution amount that could be generated by applying the Participant’s annualized 401(k) Plan matching contribution rate for such Plan Year to the Participant’s Excess Compensation, if any; and
(2)the amount actually deferred by Participant into this Plan for such Plan Year, if any.
Example 2: Same facts as in Example 1. Assume further that per the matching formula under the 401(k) Plan, the Participant received aggregate matching contributions under the 401(k) Plan for the 2024 Plan Year equal to 3.5% of the Participant’s 401(k) Plan Compensation. From Example 1, Participant A’s Excess Compensation for the 2024 Plan Year was $50,000. Applying the Participant’s 401(k) Plan matching contribution rate to Participant A’s Excess Compensation, the maximum match generated by the Excess Compensation would be $1,750 (i.e., 3.5% of $50,000). Accordingly, the Restoration Contribution allocable to Participant A under this Plan with respect to the 2024 Plan Year would be $1,750 (the lesser of (i) the maximum matching contribution generated by Participant A’s Excess Compensation and (ii) Participant A’s $20,000 Plan deferral.)
The time and form of payment of Restoration Contributions shall be determined by the Participant’s elections with respect to time and form of payment applicable for the Plan Year preceding the Plan Year in which the Restoration Contribution is credited to the Participant’s Account. For example, the time and form of payment of Restoration Contributions credited in early 2024 with respect to Participant’s Excess Compensation earned in the 2023 Plan Year shall be determined on the Participant’s elections with respect to time and form of payment applicable for the 2023 Plan Year. If no such election exists, then the time and form of payment of the Participant’s Restoration Contribution for such Plan Year shall be as a single lump sum payment made at Participant’s Separation. Restoration Contributions will be immediately one-hundred percent (100%) vested.
A Participant is ineligible to receive a Make-up Contribution and/or a Restoration Contribution for any Plan Year in which such Participant is a participant in the SERP, unless the Plan Administrator determines otherwise.
For the avoidance of doubt, to receive a Restoration Contribution with respect to a given Plan Year, the Participant must have made a deferral under this Plan for such Plan Year.
3.4Deferral of Separation Payments Prohibited. A Participant may not defer any amounts paid to the Participant that are designated as separation payments. A “separation payment” is any amount paid to an employee as a result of termination of employment with the Company; provided, however, that nothing in this Section 3.4 shall prevent the

Company from negotiating a separation agreement, the provisions of which include a Company Discretionary Contribution under Section 3.3(b).
3.5Requirement for Deferral Agreement. A Participant who has not timely submitted a valid Deferral Agreement may not defer any Eligible Compensation (or receive the corresponding Company Make-up Contribution or Restoration Contribution allocation under 3.3) for the applicable Plan Year under the Plan.
3.6Applicability of Deferral Agreement.
(a)General Rule. Except as provided in this Section 3.6, a Deferral Agreement shall be irrevocable and remain in effect for the entire Plan Year to which it applies. A Participant must file a new Deferral Agreement to continue deferrals in any subsequent Plan Year. The terms of any Deferral Agreement may, but need not be, similar to the terms of any prior Deferral Agreement.
(b)Exceptions to Irrevocability.
(1)Financial Hardship. A Participant’s Deferral Agreement shall be automatically canceled and deferrals shall cease for the remainder of the Plan Year if the Participant receives a distribution due to an unforeseeable financial emergency, as described in Section 6.2(a)(1).
(2)Disability. A Deferral Agreement shall be canceled if a Participant becomes Disabled. For purposes of this section, “Disabled” means that a Participant is determined to be eligible for benefits under the Company’s long-term disability plan then in effect or is determined to be disabled by the Social Security Administration; provided that, to the extent required to comply with Code Section 409A, “Disabled” shall have the meaning provided in Code Section 409A.
(c)Resuming Participation. A Participant may elect to resume deferrals under this Plan at any subsequent Annual Election Period, provided that the Participant satisfies the Plan’s eligibility requirements in effect at that time.
ARTICLE IV
DEFERRAL ACCOUNT AND CREDITING
4.1Account. A Participant’s “Account” is the account established on the books of the Company as a record of each Participant’s Plan balance. An Account may include one or more sub-accounts to reflect amounts credited to a Participant under the various terms of the Plan. As of the effective date of this Restatement, Accounts under the Plan include the following sub-accounts:
(a)Deemed Investment Sub-Account. A Deemed Investment Sub-Account, reflecting the Participant’s account balance resulting from the deferral of Eligible

Compensation (other than Performance Share Units, Restricted Stock Units or other stock-based compensation), Company contribution allocations under Section 3.3, and the Participant’s deemed investment of such amounts under Section 4.3. The balance in such sub-account shall be expressed as a dollar amount.
(b)Common Stock Unit Sub-Account. A Common Stock Unit Sub-Account reflecting the number of Performance Share Units, Restricted Stock Units, or other stock-based compensation in which the Participant is vested and which the Participant has deferred under the Plan. The balance in such sub-account shall be expressed in units, with each unit representing the value of one share of the Company’s Common Stock.
4.2Time of Crediting Accounts. Amounts deferred by a Participant under the Plan shall be credited to the Participant’s Account as soon as administratively practicable after the date deferred amounts would otherwise have been received (or beneficially received in the case of Company contributions) by the Participant. Company contribution allocations made on behalf of a Participant under the Plan for a Plan Year shall be credited to the Participant’s Account on the date determined by the Plan Administrator but no later than the end of the Plan Year following the Plan Year to which such contributions relate. Earnings (as defined in 4.3(a)) shall begin to be credited to a Participant’s Account on the date determined by the Plan Administrator, but no later than the month following the month in which the contributions to which those Earnings relate were credited to the Account in accordance with the preceding sentences. Earnings are based on the performance of the investment options selected by Participants in accordance with Section 4.3.
4.3Participant Deemed Investments. Each Participant may, from time to time, select from the various indices provided by the Plan Administrator in which his or her Account will be deemed invested; provided, however, that the Plan Administrator is under no obligation to acquire or provide any of the investments designated by the Participant.
(a)Deemed Investment Sub-Account Valuation. A Participant’s Deemed Investment Sub-Account shall be credited or debited from time to time with additional amounts equal to the appreciation (or loss) such accounts would have experienced had they actually been invested in the specified fund indices at the relevant times (“Earnings”). This crediting and debiting will take into account the date that a Participant’s Account transactions (such as deferrals, contributions, distributions and transfers among funds) are actually reflected by the Plan’s record-keeping system.
(b)Common Stock Unit Sub-Account Valuation. The number of units in a Participant’s Common Stock Unit Sub-Account shall be appropriately adjusted periodically to reflect any dividend, split, split-up or any combination or exchange, however accomplished, with respect to the shares of the Company’s Common Stock represented by such units.
4.4Investments by the Company. In order to provide funds to satisfy its obligations under the Plan, the Company may, but shall not be required to, keep cash or invest and reinvest in mutual funds, stocks, bonds, securities or any other assets as may be reasonably selected by the Company in its discretion. Such investments may, but need not, follow the investment indices chosen by the Participants. If the Company elects to purchase an insurance policy or policies insuring the life of the Participant to allow the Company to recover the cost of providing the benefits hereunder:
(1)The Participant shall, as a condition to continued participation in the Plan, sign any papers and undergo any medical examinations or tests that may be necessary or required for such purpose; and
(2)The Participant, Participant’s Beneficiary, and any other person claiming through the Participant shall not have or acquire any rights whatsoever in such policy or policies or in the proceeds of the policies.
4.5Limited Effect of Allocation. The fact that any allocation shall be made and credited to an Account shall not vest in a Participant any right, title or interest in or to any assets of the Company, or in any right to payment, except at the time(s) and upon the conditions elsewhere set forth in the Plan.
4.6Report of Account. A Participant shall be provided information regarding Participant’s Account balance within a reasonable time after requesting such information from the Plan Administrator. Each Participant shall be furnished with statements on a periodic basis, no less frequently than annually.
ARTICLE V
RIGHTS OF PARTICIPANT IN PLAN
5.1Ownership Rights in Account. Subject to the restrictions provided in this Article and in Section 3.2(c), each Participant shall at all times have a vested right to the value of such Participant’s Account.
5.2Rights in Plan are Unfunded and Unsecured. The Company’s obligation under the Plan shall in every case be an unfunded and unsecured promise to pay. A Participant’s right to Plan distributions shall be no greater than the rights to payment of general, unsecured creditors of the Company. The Company may establish one or more grantor trusts (as defined in Code Section 671 et seq.) to facilitate the payment of benefits hereunder; however, the Company shall not be obligated under any circumstances to fund its financial obligations under the Plan. Any assets which the Company may acquire or set aside to defray its financial liabilities shall be subject to the claims of its general creditors in the event of the Company’s insolvency.
5.3No Transfer of Interest in Plan Allowed. Except as permitted by applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under the Plan shall be valid or recognized by the Company. The Participant, the Participant’s spouse and a designated Beneficiary shall not have any power to hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable under the Plan. Said benefits shall not be subject to seizure for the payment of any debts, judgments, alimony, maintenance owed by the Participant or a Beneficiary, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. Notwithstanding the foregoing, the Company may, in its sole discretion, follow the terms of any court order issued in connection with any domestic relations proceeding including but not limited to marital dissolution or child support.
5.4Plan Binding Upon Parties. The Plan shall be binding upon the Company, its assigns, and any successor company that acquires substantially all of its assets and business through merger, acquisition or consolidation; and upon all Participants and any Participant’s Beneficiaries, assigns, heirs, executors and administrators.
5.5Application of Clawback Policy. In the event the Company is required to recoup compensation from a Participant under the Company’s clawback policy, and to the extent that any amount in a Participant’s Account is attributable to contributions based on compensation that is subject to recovery under the Clawback Policy, to the extent permitted under Section 409A of the Code, such amount (adjusted for investment gains and losses) shall be removed from the Participant’s Account and shall be permanently and irrevocably forfeited. The provisions of this section for removal of amounts from a Participant’s Account shall also apply to the Beneficiary of a Participant after the Participant’s death.

ARTICLE VI
DISTRIBUTIONS
6.1Separation Distributions.
(a)Separation Events. A Participant may elect in a Deferral Agreement to receive a distribution of his or her Account at Separation. A Participant’s “Separation” shall mean the Participant’s Termination Date.
(b)Separation Distribution Forms. Distribution of a Participant’s Account balance shall be made according to the distribution options specified in the Participant’s Deferral Agreement(s). Portions of Accounts subject to installment payment shall continue to be valued as provided in Section 4.3 until distributed. The distribution options available to a Participant are:
(1)single lump sum payment; or
(2)installment payments for a period of five (5), ten (10) or fifteen (15) years. The amount of lump sum payments under this subsection (b) shall be determined as of the last day of the month in which the Participant’s Termination Date occurs.

(c)Lump Sum in Lieu of Installments. If the Participant’s Account balance as of his or her Separation is equal to or less than $10,000, the Benefits Department (or its successor) may order the distribution of the Participant’s entire Account in a single lump sum rather than in installments, provided that the lump sum payment results in the termination and liquidation of the Participant’s entire interest under this Plan and all other plans or arrangements that must be aggregated with this Plan under the rules set forth under Code Section 409A. The Participant may not exercise any discretion to convert an installment election into a lump sum under this provision.
(d)Amount and Timing of Installment Payments. The first installment shall be paid on the Payment Commencement Date as defined in 6.4. Subsequent installments shall be paid annually in January of each succeeding year. The amount of each installment shall be determined by multiplying the Participant’s account balance as of the end of the month in which the scheduled distribution date occurs (as determined under Section 6.2(b) for In-Service Distributions or upon Separation for all other distributions) by a fraction, the numerator of which is one (1) and the denominator of which is (N minus P), where N is the total number of annual installments and P is the number of annual installments previously paid to the Participant. For example, if the form of payment is five annual installments, the first annual distribution is the account balance divided by 5 (5 minus 0), the second annual distribution is the account balance divided by 4 (5 minus 1), the third annual distribution is the account balance divided by 3 (5 minus 2), the fourth annual distribution is the account balance divided by 2 (5 minus 3), and the fifth annual distribution is the entire remaining account balance (5 minus 4).
6.2In-Service Distributions. While a Participant is employed by the Company, a subsidiary or affiliate, the Participant may receive in-service Plan distributions as provided in this Section 6.2.
(a)Unforeseeable Financial Emergency. At the request of a Participant, the Plan Administrator may, in its sole discretion, pay all or part of the value of the Participant’s Account in the event of an unforeseeable financial emergency.
(1)Financial Emergency. In this context, an “unforeseeable financial emergency” is defined as a severe financial hardship resulting from one of the following:
(A)illness or accident of the Participant, the Participant’s spouse or dependent (as defined in Code Section 152(a)), or the Participant’s designated Beneficiary;
(B)loss of the Participant’s property due to casualty; or
(C)other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(2)Amount. The amount of an accelerated distribution shall be limited to an amount necessary to relieve such emergency, which may include amounts necessary to pay any federal, state, and local taxes or penalties reasonably anticipated to result from the distribution. Amounts available to the Participant due to the cancellation of the Participant’s deferral election for the remainder of the Plan Year must be taken into account in determining the amount necessary to satisfy the emergency need. If the Participant’s entire Account balance is distributed pursuant to this Section 6.2(a), the amount of the distribution shall be determined as of the end of the month preceding the distribution date.
(3)Effect of Other Financial Resources. A distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be alleviated by reimbursement or compensation from insurance, liquidation of other assets (provided that the liquidation would not itself cause a severe hardship), or the cancellation of deferrals for the remainder of the Plan Year under the Plan.
(b)Scheduled Distributions. During any Election Period, a Participant may, in connection with his or her election to defer compensation, specify a withdrawal date for all or part of his or her compensation deferred pursuant to the election made during the Election Period. A Participant’s scheduled distribution election must specify a distribution date that occurs after the Participant’s deferrals that are subject to the election have been in the Plan for at least two complete Plan Years (for example, deferrals elected during the 2025 Annual Election Period can first be scheduled for distribution in 2028). The Participant must elect the calendar year and the month (either January or June) of the scheduled distribution. The amount payable to a Participant in connection with a scheduled distribution shall in all cases be a specified dollar amount or a specified percentage of the Participant’s Account balance for the Plan Year to which the Deferral Agreement applies. If a distribution event occurs with respect to a Participant before the scheduled distribution date, the Plan provisions applicable to the distribution event will take precedence over the Participant’s scheduled distribution election. The amount of the distribution under this subsection (b) shall be determined as of the last day of the month before the scheduled distribution.
6.3Pre-Retirement Separation. For Plan Years commencing prior to January 1, 2014, and for the portion of a Participant’s Account that is attributable to elective deferrals and Company contributions credited to the Account for Plan Years ending through December 31, 2013, if a Participant’s Termination Date occurs prior to his or her Early Retirement Date, Normal Retirement Date, or Deferred Retirement Date (a “Pre-Retirement Separation”), the time and form of payment elections in the Participant’s Deferral Agreements shall be disregarded and, in lieu of those elections, the Participant shall receive the value of his or her Account in a single lump sum payment on the Payment Commencement Date set forth in Section 6.4(b) and the amount of the distribution shall be determined as of the last day of the month in which the Participant’s Termination Date occurs. Commencing on and after January 1, 2014, the provisions of this Section 6.3 shall not apply to the portion of a Participant’s Account that is attributable to deferrals and Company contributions made with respect to Plan Years commencing January 1, 2014 and thereafter, including Earnings thereon; instead, this portion of a Participant’s Account shall at all times be distributable as provided in Section 6.1(b) (subject to 6.1(c)).
6.4Payment Commencement Date. Distributions will begin to be paid on the following dates, subject to the delay for Specified Employees set forth in 6.5.
(a)Scheduled Distribution. During the calendar month (January or June) and year specified by the Participant in his or her deferral election.
(b)Separation Distributions. Within 90 days of Separation, provided that the Participant does not have the right to designate the taxable year of payment.
(c)Unforeseeable Financial Emergency. Within 90 days after the Plan Administrator approves the distribution, provided that the Participant does not have the right to designate the taxable year of payment.
6.5Delayed Payment Date. If a distribution is made to a Specified Employee following his or her Separation, the first payment may not be made earlier than six months after the Specified Employee’s Payment Commencement Date. If the form of distributions is installments, any installments that would have been paid in the absence of this six-month delay will be accrued and paid at the end of the six-month period. Any installments that are due after the six-month period expires will be paid as if they were not subject to this provision. A “Specified Employee” means as of any date, a “specified employee” as defined in Code Section 409A (as determined under the Company’s procedure for determining specified employees on such date). This delayed payment date rule does not apply to scheduled in-service distributions, financial emergency distributions, or distributions due to the Participant’s death.
6.6Changing the Time or Form of Distribution. The time and form of payment elected in a Participant’s Deferral Agreements cannot be changed by the Participant after the last day of an Election Period except as provided in this section. A Participant may change his or her form of Retirement distribution under 6.1(b) or the timing of a scheduled in-service distribution under 6.2(b), provided that:
(a)For a scheduled in-service or Separation distribution, his or her change is filed with the Plan Administrator no later than the last day of the Plan Year that ends at least 12 months before the Payment Commencement Date;
(b)His or her change cannot take effect earlier than twelve months after the change is requested; and

(c)The first payment under the newly elected form of payment cannot be made sooner than five years after the Payment Commencement Date for the form of payment that the Participant has elected to change.
The Payment Commencement Date for a series of installment payments is treated as the date on which the first of such installment payments would be made under the terms of this Plan. Where the Payment Commencement Date is stated as a period of time (e.g., a 90-day period following a distribution event), the Payment Commencement Date for purposes of this section is the first day of such period.
6.7Cash and Stock Distributions. Distributions of a Participant’s Deemed Investment Sub-Account Account shall be made in cash only. Distributions of a Participant’s Common Stock Unit Sub-Account shall be made in Common Stock of the Company, which such Common Stock shall be paid from, and shall count against, the share reserve of a Company equity incentive plan that has been approved by shareholders in accordance with the rules of the applicable stock exchange.
6.8Postponement of Non-Deductible Distributions.
(a)When Applicable. If the Plan Administrator determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Code section 162(m), then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Company may defer all or any portion of the distribution. After a Change in Control, the Company shall not have discretion to postpone payments under this provision, and all payments will be made on the dates provided in the Plan.
(b)Administration of Deferred Distributions. Any distributions deferred pursuant to this limitation shall continue to be credited with interest or earnings pursuant to the terms hereof. Where a payment to a Participant is delayed under this provision, all other payments to that same Participant that could be delayed under this provision must also be delayed. The amounts so deferred and interest thereon shall be distributed to the Participant or his or her Beneficiary (in the event of a death benefit required hereunder) at the earliest possible date, as determined by the Plan Administrator in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Company during which the distribution is made will not be limited by Code section 162(m), or if earlier, the effective date of a Change in Control.
(c)“Change in Control” Defined. For purposes of this Plan, Change in Control means the first of the following (1), (2), or (3) to occur.
(1)Change in Ownership of Stock. Any person, entity or group of persons purchases or acquires, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Act”), or any comparable successor provisions, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of Company stock that, together with stock already held by such person, entity, or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company.
(2)Change in Effective Control. Either of the following occurs, representing a change in effective control of the Company:
(A)Voting Power. Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by the person or group) ownership of Company stock constituting 30% or more of the total voting power of Company stock; or
(B)Board Composition. A majority of the members of the Company’s Board of Directors is replaced during any period of 12 consecutive months by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election.
(3)Change in Ownership of Assets. Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) Company assets that have a total gross fair market value equal to or greater than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. Gross value means the value of the assets determined without regard to any liabilities associated with such assets. However, a Change in Control does not occur to the extent that ownership of assets is transferred to:
(A)a Company shareholder (immediately before the asset transfer) in exchange for or with respect to his or her Company stock;
(B)an entity, 50% or more of the total value or voting power of which is owned directly or indirectly by the Company;
(C)a person, or more than one person acting as a group, that owns directly or indirectly 50% or more of the total value or voting power of the Company;
(D)an entity, at least 50% of the total value or voting power of which is owned directly or indirectly by a person described in (C).
(4)Interpretation. These provisions shall be interpreted and applied in a manner that is consistent with Department of Treasury regulations under Section 409A of the Code.

6.9Acceleration of Payment. Generally, neither the Plan Administrator nor any Participant may accelerate the timing of any payment under the Plan, except as specifically set forth in this Plan document. However, the Plan Administrator may accelerate distribution of any payment to the extent such acceleration is specifically permitted under the final regulations under Code Section 409A. Such accelerations include, but are not limited to, a distribution to permit a Participant to pay taxes on amounts deferred under this Plan, including any taxes that may be imposed under Code Section 409A, and distribution pursuant to a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).
6.10Post-Distribution Allocations. If a Participant’s Account is credited after the Participant has received a full distribution of his or her Account, the remaining balance in the Account shall be paid to the Participant in a lump sum as soon as administratively practical.
ARTICLE VII
DEATH BENEFITS
7.1Designation of Beneficiary. A Participant shall designate a Beneficiary to receive death benefits under the Plan by completing the beneficiary designation form specified by the Plan Administrator. A Participant shall have the right to change the Beneficiary by submitting a form designating the Participant’s change of Beneficiary in accordance with procedures established by the Plan Administrator.
7.2Married Participants. If a Participant is married, his or her legal spouse shall be the designated Beneficiary, unless the spouse consents in writing to designation of a different Beneficiary on a form acceptable to the Plan Administrator.
7.3Deemed Beneficiary. For Participants who die on or after January 1, 2011, if a valid beneficiary designation has not been made, or if the designated beneficiary has predeceased the Participant, then the Participant will be deemed to have designated the following as his or her surviving beneficiaries and contingent beneficiaries with priority in the order named below:
(a)first, to the Participant’s surviving spouse, as defined under federal law, or the Participant’s “registered domestic partner”, as that term is defined for benefit coverage purposes under the Nordstrom Welfare Benefit Plan; or
(b)if the Participant does not have a surviving spouse or registered domestic partner, to his or her estate.
7.4Surviving Beneficiary. For purposes of determining the appropriate named or deemed beneficiary or contingent beneficiary, an individual is considered to survive the Participant if that individual is alive seven (7) days after the date of the Participant’s death.

7.5Distribution of Account Balance at Death. Upon a Participant’s death, the portion of a Participant’s Account that is attributable to deferrals and Company contributions made with respect to Plan Years commencing January 1, 2014 and later, including Earnings thereon, shall be distributed in a lump sum within 90 days of the date of death provided however that distributions of the portion of a Participant’s Account that is attributable to deferrals and Company contributions made with respect to Plan Years ending prior to January 1, 2014 shall be governed by the Plan provisions in effect when such amounts were deferred. By way of example, if the Participant dies prior to “Retirement” (as that term is defined in a previous version of this Plan document) while an employee of the Company and such Participant’s death is not attributable to suicide committed within two years after becoming a Participant, such Beneficiary shall receive an amount equal to twice the Participant’s actual deferrals under Section 3.2 that have been credited to the Participant’s Account as of December 31, 2007 (exclusive of any earnings thereon). Compensation deferred after December 31, 2007 shall not be taken into account in calculating this pre-retirement death benefit.
7.6Determination of Beneficiary. If there is any doubt as to the proper Beneficiary to receive payments hereunder, the Plan Administrator shall have the right to direct the Company to withhold such payments until the matter is resolved. However, as provided in Section 11.9, any payment made by the Company, in good faith and in accordance with the Plan and the directions of the Plan Administrator shall fully discharge the Company from all further obligations with respect to that payment.
7.7Payments to Minor or Incapacitated Beneficiaries. In making distributions from the Plan to or for the benefit of any minor or incapacitated Beneficiary, the Plan Administrator may direct the Company to make such distribution to a legal or natural guardian of such Beneficiary, or to any adult with whom the minor or incompetent temporarily or permanently resides. The receipt by such guardian or other adult shall be a complete discharge of liability to the Company. The Company shall not have any responsibility to see to the proper application of any payments so made.
ARTICLE VIII
ADMINISTRATION OF THE PLAN
8.1Plan Administrator. The Compensation, People and Culture Committee of the Company’s Board of Directors, or its successor, is the “Plan Administrator”.
8.2Powers and Authority of the Plan Administrator. The Plan Administrator shall have the authority and responsibility and all powers necessary to carry out the provisions of the Plan and to control and manage the operation and administration of the Plan. The Plan Administrator has discretionary authority to construe and interpret the provisions of the Plan and to grant or deny benefits under the Plan.
8.3Delegation of Powers and Authority. The Plan Administrator may, but is not obligated to, delegate to any person, employee, department, committee, or third party service provider all or any portion of its duties and responsibilities as Plan Administrator. To the extent the Plan Administrator delegates fiduciary duties and obligations, such delegation shall be done in writing (including a written action delegating authority or a written services agreement).
8.4Reliance on Opinions. Each person or entity authorized to act under this Plan shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel, including legal counsel for the Company.
8.5Information. The Company shall supply full and timely information on all matters relating to the compensation of Participants, the date and circumstances of the termination of employment or death of a Participant and such other pertinent information as may be necessary for the effective administration of the Plan.
8.6Indemnification. To the extent permitted by applicable law, the Company hereby indemnifies any Company employee who carries out any responsibilities under the Plan, and holds them harmless from the effects, consequences, expenses, attorney fees and damages of their acts or conduct in such capacity, except to the extent that such consequences are the result of their own willful misconduct or breach of good faith. Such indemnification shall be in addition to any other rights such employee may have as a matter of law, or by reason of any insurance or other indemnification.
ARTICLE IX
CLAIMS PROCEDURE
9.1Submission of Claim. A claim for benefits is required to be made in writing by the Participant, or a person claiming through the Participant (“Claiming Party”) and must be mailed to the Plan Administrator. The Plan Administrator shall review and make a determination with respect to such claim.
9.2Denial of Claim. If a claim for payment of benefits is denied in full or in part, the Plan Administrator shall provide a written notice to the Claiming Party within ninety days after receipt of the claim setting forth: (a) the specific reasons for denial; (b) any additional material or information necessary to perfect the claim; (c) an explanation of why such material or information is necessary; and (d) an explanation of the steps to be taken for a review of the denial. A claim shall be deemed denied if the Plan Administrator does not take any action within the aforesaid ninety day period.
9.3Review of Denied Claim. If the Claiming Party desires a review of a denied claim, the Claiming Party shall notify the Plan Administrator in writing within sixty days after receipt of the written notice of denial. As part of such written request, the Claiming Party may request a review of the Plan document or other pertinent documents, may submit any written issues and comments, and may request an extension of time for such written submission of issues and comments.

9.4Decision upon Review of Denied Claim. The decision on the review of the denied claim shall be rendered by the Plan Administrator within sixty days after receipt of the request for review. The Plan Administrator may extend this period for up to sixty additional days with advance notice to the Claiming Party, an explanation of why the extension is necessary, and an estimated date of decision. The decision shall be in writing and shall state the specific reasons for the decision, including reference to specific provisions of the Plan on which the decision is based.
ARTICLE X
AMENDMENT AND TERMINATION
The Compensation, People and Culture Committee of the Company’s Board of Directors, or its successor, (“CPCC”) has the authority to amend or terminate the Plan at any time for any reason. Such amendment or termination may modify or eliminate any benefit hereunder, provided that no such amendment or termination shall in any way reduce the vested portion of the affected Participants’ or Beneficiaries’ Accounts. To be effective, an amendment must be in writing. Oral amendments or modifications to the Plan, and any written amendments that are not signed by an authorized person, are not valid or binding on the Company or any other person. Upon termination of the Plan, distribution of Participant Accounts may be accelerated, but only if the accelerated distribution would not result in additional tax to the Participant under Code Section 409A. The Retirement Committee has the authority to approve and adopt non-material, technical, legal compliance and/or administrative amendments to the Plan. The Retirement Committee shall notify the CPCC of any amendment adopted under this provision.
ARTICLE XI
MISCELLANEOUS
11.1No Employment Contract. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Company and an employee. Nothing in this Plan shall be deemed to give an employee the right to be retained in the service of the Company, its subsidiaries or affiliates or to interfere with any right of the Company, its subsidiaries or affiliates to discipline or discharge the employee at any time, with or without cause, with or without notice.
11.2Dispute Resolution. Any disputes related to this Plan other than a claim for benefits subject to the provisions of Article IX shall be resolved through mutually binding arbitration as outlined in Nordstrom’s Dispute Resolution Program, the terms of which are incorporated by reference into this Plan. Any legal action related to a claim for benefits must be initiated within one (1) year after the Plan Administrator has issued its final decision on review and must be filed in Washington state court or in the United States District Court for the Western District of Washington.

11.3Employee Cooperation. As a condition to participation in the Plan, an Eligible Employee must cooperate with the Company and the Plan Administrator by furnishing any and all information reasonably requested by any of the Company, its subsidiaries or affiliates, and take such other actions as may be requested to facilitate Plan administration and the payment of benefits hereunder.
11.4Illegality and Invalidity. If any provision of this Plan is found illegal or invalid, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision had not been included herein.
11.5Required Notice. Any notice which shall be or may be given under the Plan shall be in writing and shall be mailed by United States mail, postage prepaid, or in such other manner as the Company determines is appropriate. If notice is to be given to the Company or Plan Administrator, such notice shall be addressed to Nordstrom, Inc. c/o Benefits Department, at 1600 Seventh Avenue, Ste. 2500 Seattle, Washington 98101. If notice is to be given to a Participant, such notice shall be addressed to the last known address, either geographic or electronic, in the Company’s Human Resources records. Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered or sent by mail (either physical or electronic), to the last known address of the Participant. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.
11.6Interest of Participant’s Spouse. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.
11.7Tax Liabilities from Plan. If all or any portion of a Participant’s benefit under this Plan generates a tax liability to the Participant, including a liability under Code Section 409A, prior to the time that the Participant is entitled to a distribution from the Plan, the Plan Administrator may, in its discretion, instruct the Company to distribute immediately available funds to the Participant in an amount necessary to satisfy such tax liability.
11.8Benefits Nonexclusive. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Company and its subsidiaries and affiliates. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.
11.9Discharge of Company Obligation. The payment of benefits under the Plan to a Participant or Beneficiary shall fully and completely discharge the Company from all further obligations under this Plan with respect to a Participant, and that Participant’s Deferral Agreement shall terminate upon such full payment of benefits.

11.10Costs of Enforcement. If any action at law or in equity is necessary by the Plan Administrator or the Company to enforce the terms of the Plan, the Plan Administrator or the Company shall be entitled to recover reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.
11.11Gender and Case. Unless the context clearly indicates otherwise, masculine pronouns shall include the feminine and singular words shall include the plural and vice versa.
11.12Titles and Headings. Titles and headings of the Articles and Sections of the Plan are included for ease of reference only and are not to be used for the purpose of construing any portion or provision of the Plan document.
11.13Applicable Law. To the extent not preempted by federal law, the Plan shall be governed by the laws of the State of Washington.
11.14Additional Definitions:
(a)“Code” means the Internal Revenue Code of 1986, as amended.
(b)“Deferred Retirement Date” means a Termination Date that occurs after a Participant’s Normal Retirement Date.
(c)“Early Retirement Date” means the Participant’s Termination Date on or after the date the Participant has both attained age 53 and has completed at least ten (l0) Years of Service with the Company. Notwithstanding the foregoing, the 2007 Restatement of this Plan, and not this Restatement, shall apply to determine Early Retirement for those Participants designated as a 1999 Plan Executive under the Company’s Supplemental Executive Retirement Plan (“SERP”) and for those Participants who, as of August 19, 2003, had attained at least age fifty and had attained at least 10 Years of Service.
(d)“401(k) Plan” means, with respect to a Participant, any Company-sponsored, tax-qualified individual account retirement plan in which the Participant is eligible and which is subject to the requirements of ERISA, whether or not that plan provides for elective deferrals under Code section 401(k). As of August 16, 2022, the definition of 401(k) Plan includes the following Company-sponsored plans: Nordstrom 401(k) Plan.
(e)“401(k) Plan Compensation” means “Compensation” as defined under the 401(k) Plan.
(f)“Normal Retirement Date” means a Participant’s 58th birthday; provided, however, that the Normal Retirement Date for a Participant who was designated in 2003 as a Transition Plan Executive under the SERP shall be age 55.
(g)“Plan Year” means the calendar year.

(h)“Termination Date” means the termination of a Participant’s employment with the Company, and each of its subsidiaries and affiliates, whether or not the subsidiary or affiliate participates in this Plan. A termination of employment is deemed to have occurred for purposes of this Plan on the date when the Participant and the Company reasonably anticipate that the level of bona fide services to be provided by the Participant will be permanently reduced to 49 percent or less of the average level of bona fide services provided in the immediately preceding period of 36 consecutive months. If the Participant is on a paid leave of absence, the Participant is treated as providing services at a level equal to the level of services that the Participant would have been required to perform to earn the amount of compensation paid during the paid leave of absence. If the Participant is on an unpaid leave of absence, the employment relationship is presumed to terminate on the earlier of (A) the date the Participant loses his or her statutory or contractual right to re-employment (but not sooner than six months after the unpaid leave of absence began) or (B) the date that there is no longer a reasonable expectation that the Participant will return to perform services for the Company.
(i)“Years of Service” means consecutive full years (i.e., 12 months), based on service from the Participant’s most recent date of hire.